Exhibit 99.1

FOR RELEASE ON JULY 15, 2019

Bank First Corporation announces completion of merger with Partnership Community Bancshares, Inc.

MANITOWOC, Wis, July 15, 2019 -- Bank First Corporation (NASDAQ: BFC) (“Bank First” or “the Company”), the holding company of Bank First, N.A., is pleased to announce the completion of its merger with Partnership Community Bancshares, Inc. (“Partnership”), parent company of Partnership Bank, effective July 12, 2019. The systems conversion took place of the weekend of July 12-14, 2019, and the Cedarburg, Mequon, Watertown and Tomah branches officially opened as Bank First branches on Monday, July 15, 2019.

Pursuant to the terms of the merger agreement with Partnership, each Partnership shareholder will receive either $17.3001 in cash or 0.34879 of a share of Bank First’s common stock in exchange for each share of Partnership common stock held prior to the merger, subject to customary pro-ration and reallocation procedures, which will ensure that 65% of Partnership shares will receive the stock consideration and 35% will receive cash consideration.

“We are very excited to welcome the employees, customers, and shareholders of Partnership Bank,” stated Mike Molepske, President and Chief Executive Officer of Bank First Corporation. “Combining our institutions will result in one stronger organization, allowing us to efficiently deliver innovative product and services to our customers. In addition, customers will have a closer connection to superior insurance solutions through our subsidiary, Ansay & Associates, who is headquartered in Port Washington.”

“We are pleased with the process of working with Bank First over the past few months and find comfort in knowing our customers will be in great hands,” stated David Braaten, former President and Chief Executive Officer of Partnership Bank. “Bank First values their customers and is committed to being a relationship-based community bank focused on providing innovative products and services that are value driven.”

Transaction Details

Sandler O'Neill + Partners, L.P. served as financial advisor to Bank First and Alston & Bird LLP served as legal counsel. Piper Jaffray & Co. served as financial advisor to Partnership and Godfrey & Kahn S.C. served as legal counsel.

Bank First Corporation

Bank First Corporation is a bank holding company headquartered in Manitowoc, Wisconsin with total assets of approximately $2.1 billion. Its principal activity is the ownership and operation of Bank First, N.A. a nationally-chartered community bank that operates 23 branches in Wisconsin. The bank’s history dates back to 1894 when it was founded as the Bank of Manitowoc. For more information on Bank First, please visit www.bankfirstwi.bank.

Bank First Corporation provides financial services through its subsidiary, Bank First, which was incorporated in 1894. The Bank is an independent community bank with 23 banking locations in Wisconsin. The Bank has grown through both acquisitions and de novo branch expansion. The Bank offers loan, deposit and treasury management products at each of its banking offices. Insurance services are available through our bond with Ansay & Associates, LLC. Trust, investment advisory and other financial services are offered through the Bank’s partnership with Legacy Private Trust, an alliance with Morgan Stanley and an affiliation with McKenzie Financial Services, LLC. The Bank is a co-owner of a data processing subsidiary, UFS, LLC, which provides data and technology services to banks in the Midwest. The Company employs approximately 279 full-time equivalent staff and has assets of $2.1 billion as of March 31, 2019. Further information about Bank First Corporation is available by clicking on the Investor Relations tab at www.BankFirstWI.bank.

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Forward Looking Statements: This news release may contain certain “forward-looking statements” that represent Bank First Corporation’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by Bank First Corporation or on its behalf. Bank First Corporation disclaims any obligation to update such forward-looking statements. In addition, statements regarding historical stock price performance are not indicative of or guarantees of future price performance.